United states

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

ETHAN ALLEN INTERIORS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 743-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN Report

SECTION 1 –      REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01     Entry into a Material Definitive Agreement

On October 21, 2014, the Company entered into a five year, $150 million senior secured revolving credit and term loan facility (the “Facility”). The Facility is provided by a syndicate of two banks, and was arranged by J.P. Morgan Securities LLC and Capital One, National Association as joint lead arrangers. The new agreement amends and restates the current five-year, $50 million secured revolving credit facility.

The Facility provides a revolving credit line of up to $100 million, subject to borrowing base availability, and a term loan of up to $50 million. The Facility expires on October 21, 2019.

At the Company’s option, revolving loans under the Facility bear interest, based on the average availability, at an annual rate of either (a) the London Interbank Offered rate (“LIBOR”) plus 1.5% to 1.75%, or (b) the higher of (i) the prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) LIBOR plus 1.0% plus in each case 0.5% to 0.75%.

At the Company’s option, term loans under the Facility bear interest, based on the Company’s rent adjusted leverage ratio, at an annual rate of either (a) the London Interbank Offered rate (“LIBOR”) plus 1.75% to 2.25%,, or (b) the higher of (i) the prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) LIBOR plus 1.0% plus in each case 0.75% to 1.25%.

The Company pays a commitment fee of 0.15% to 0.25% per annum on the unused portion of the Facility, and fees on issued letters of credit at an annual rate of 1.5% to 1.75% based on the average availability. Certain payments are restricted if the availability under the revolving credit line falls below 20% of the total revolving credit line, and subject to pro forma compliance with the fixed charge coverage ratio if applicable.

The term loan is available in a single drawing of up to $50 million on a delayed-draw basis through April 21, 2015. In order to draw on the term loan, the Company’s Senior Notes must be paid in full substantially concurrently with the making of the term loan. Quarterly installments of principal are payable on the amount borrowed under the term loan based on a straight line 15 year amortization period, with the balance due at maturity.

The Facility is secured by all property owned, leased or operated by the Company in the United States and includes certain real property owned by the Company and contains customary covenants which may limit the Company’s ability to incur debt; engage in mergers and consolidations; make restricted payments (including dividends); sell certain assets; and make investments.

The Company must maintain at all times a minimum fixed charge coverage ratio of 1.0 to 1.0 for the first year and 1.1 to 1.0 all times thereafter. If the outstanding term loans are less than $25 million and the fixed charge coverage ratio equals or exceeds 1.25 to 1.0, the fixed charge coverage ratio ceases to apply and thereafter shall only be triggered if average monthly availability is less than 15% of the amount of the revolving credit line. Our fixed charge coverage ratio was 1.5 to 1.0 at September 30, 2014.

The Company intends to use the proceeds of the Facility for working capital and general corporate purposes and to refinance our Senior Notes, which are due October 1, 2015.

Item 1.02     Termination of a Material Definitive Agreement

Effective October 21, 2014, the Company entered into a new credit agreement described under Item 1.01 above, which replaced its existing revolving credit facility dated as of May 29, 2009. No amounts or obligations remain outstanding thereunder.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated by reference into this item 2.03. On October 21, 2014 there were $0.6 million in outstanding letters of credit, and no borrowings under the Facility described in Item 1.01 above.

Item 8.01     Other Events

On October 21, 2014, the Company announced it has amended and restated its revolving credit facility. A copy of the press release is attached hereto as Exhibit 99-1 and hereby incorporated by reference. Other details of the transaction are described under Item 1.01 above.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1

Amended and Restated Credit Agreement among the Company, and J.P. Morgan Chase Bank, N.A. as Administrative Agent and Syndication Agent, and Capital One, National Association as Documention Agent dated as of October 21, 2014

99.1	Press release dated October 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.
Date: October 21, 2014	By:	/s/ Corey Whitely
Corey Whitely
Executive Vice President, Administration Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description
10.1

Amended and restated credit agreement among the Company, and J.P. Morgan Chase N.A. as administrative agent and syndication agent, and Capital One, National Association as document agent dated as of October 21, 2014

99.1	Press release dated October 21, 2014

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